Exhibit 23.7

[Letterhead of Shanghai iResearch Co., Ltd.]

July 12, 2005

Baidu.com, Inc.

12/F, Ideal International Plaza

No. 58 West-North 4th Ring

Beijing, PRC 100080

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Prospectus Summary” and “Business” in the prospectus included in the registration statement on Form F-1, originally filed by Baidu.com, Inc. on July 12, 2005, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Henry Yang

Henry Yang

CEO

Shanghai iResearch Co., Ltd.